Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:	February 9, 2010
CONTACT:	Matt Tramel, Director, Media Relations
630-586-4896 or mtramel@inlandgroup.com

Inland American Real Estate Trust, Inc. announces $154 million in new acquisitions

2009 acquisitions total $1 billion

Oak Brook, Ill. - Inland American Real Estate Trust, Inc., a public non-traded REIT with a diversified portfolio of commercial real estate assets, announced today that it recently completed the purchase of four properties totaling approximately $154 million.  The properties, consisting of two shopping centers totaling 397,268 square feet, and two multifamily properties comprised of 1,034 units, closed in December and January.

The acquisitions include:

•                  The 159,703 square-foot Woodlands Shopping Center in San Antonio, Texas. Tenants include Best Buy, Ross Dress for Less, PetCo and OfficeMax.

•                  The 237,565-square-foot Grafton Commons Shopping Center located in Grafton, Wisconsin. The property is anchored by ALDI’s, with other tenants including Kohl’s, Best Buy and PetSmart.

•                  The 356-unit Malibu Lakes Apartments, located in Naples, Florida. The apartments are situated in 20 two- and three-story buildings, and amenities include a clubhouse, two heated swimming pools, cabanas, attaches garages, tennis courts and a walking/running path.

•                  The 678-unit Archstone Medical Center Apartments, located in Houston, Texas.  The apartments are located next to the Texas Medical Center, and amenities include two swimming pools and a wading pool, a 24-hour fitness center and a gated entrance.

Inland Real Estate Acquisitions, Inc., the purchasing arm of The Inland Real Estate Group of Companies Inc., completed the transactions on behalf of Inland American.

“The shopping centers are well-located with strong, necessity-based retailers, which is exactly what we look for when purchasing retail properties,” said Joe Cosenza, vice chairman of The Inland Real Estate Group of Companies.   “Malibu Lakes and Archstone Medical Center Apartments are both in strong locations and offer resort-style amenities.  We continue to see excellent buying opportunities across a multitude of asset classes.”

In 2009, Inland American’s acquisitions totaled $1 billion, and included 10 retail properties, totaling 3.3 million square feet, and 3 multifamily properties, totaling 2,761 apartment units.

“Throughout 2009, we continued to acquire high-quality commercial real estate assets in several sectors nationwide,” said Lori Foust, chief financial officer, Inland American Business Manager & Advisor, Inc. “We believe each acquisition has strengthened our core portfolio of income producing properties, and we will continue to take advantage of attractive buying opportunities as they present themselves.”

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.  The company also invests in joint ventures, development projects, real estate loans and marketable securities.  As of September 30, 2009, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 946 properties, representing approximately 43 million square feet of retail, industrial and office properties, 8,544 multi-family units and 15,125 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inland-american.com.